EXHIBIT 99.2

                      AMENDED AND RESTATED LIMITED GUARANTY
                      -------------------------------------

      THIS AMENDED AND RESTATED LIMITED GUARANTY is made as of the ___ day of November, 2004, by and among EDDINS-WALCHER COMPANY, a Texas corporation ("Eddins") and THREE D OIL CO. OF KILGORE, INC., a Texas corporation ("Three D;" together with Eddins, individually a "Company" and collectively, the "Companies"), THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (herein "CIT"), and THOMAS E. KELLY, an individual residing at 4401 Cardina Lane, Midland, Texas 79707 ("Guarantor").

                                    RECITALS

      A. Reference is made (a) to that certain Financing Agreement dated October 10, 2003, by and among the Companies and CIT (as amended, restated, modified or supplemented and in effect from time to time, the "Financing Agreement"), and to the other Loan Documents, and (b) to that certain Limited Guaranty, dated October 10, 2003, executed by Guarantor, in favor of CIT, in connection with the payment of the Obligations (as defined in the Financing Agreement) (the "Existing Limited Guaranty").

      B. Guarantor and CIT now desire to amend and restate the Existing Limited Guaranty and the provisions of this Amended and Restated Limited Guaranty are therefore in renewal, extension, amendment, and restatement, but not in novation, of the provisions of the Existing Limited Guaranty (the Existing Limited Guaranty, as amended and restated by this Amended and Restated Limited Guaranty, being hereinafter referred to as the "Agreement").

      C. Guarantor confirms and affirms he requested that CIT extend the Revolving Loans to the Companies pursuant to the terms of the Financing Agreement and the other Loan Documents, and that the obligations of CIT to execute and deliver the Loan Documents and to make the Revolving Loans to the Companies were conditioned on, and continue to be conditioned on, among other things, the execution of this Agreement.

      D. Guarantor acknowledges and confirms that (a) Guarantor has benefitted and will continue to benefit from the execution, delivery and performance by CIT of the Financing Agreement and the other Loan Documents and the making of advances and/or funding of the Revolving Loans to the Companies, (b) the Revolving Loans by CIT have constituted and will continue to constitute valuable consideration to Guarantor, (c) this Agreement was intended and continues to be intended to be an inducement to CIT to execute, deliver and perform the Financing Agreement and the other Loan Documents and to fund the Revolving Loans; and (d) CIT has relied and will continue to rely upon this Agreement in making advances and/or funding the Revolving Loans to the Companies.

      Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for CIT to enter into the Loan Documents, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   SECTION 1
                                   DEFINITIONS

      1.1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Financing Agreement or, to the extent the same are used or defined therein, the meanings provided in
Article 9 of the UCC in effect on the date hereof. Whenever the context so requires, each reference to gender includes the masculine and feminine, the singular number includes the plural and vice versa. This Agreement shall mean such agreement as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time. Unless otherwise specified, all accounting terms not defined in the Loan Documents shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. References in this Agreement to any Person shall include such Person and its successors and permitted assigns.

      1.2. Defined Terms. In this Agreement, the following terms shall mean as follows:

      "Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute, be or result in an Event of Default hereunder or under any Loan Document.

      "Event of Default" shall mean the occurrence of any event set forth in
Section 5.

      "Loan Collateral" shall mean the Collateral as defined in the Loan Documents.

                                   SECTION 2
                                LIMITED GUARANTY

      2.1. Guaranty of Obligations. Subject to the last sentence of this Section 2.1, Guarantor hereby unconditionally and absolutely guarantees the prompt and punctual payment and performance of the Revolving Loans, all amounts from time to time payable by the Companies in connection with the Revolving Loans (including without limitation, all principal, interest, and all other monetary obligations, including reasonable attorneys fees, costs, expenses and indemnities, whether primary, secondary, contingent, fixed or otherwise in connection with the Revolving Loans) and all other Obligations and terms, covenants and agreements of the Loan Documents and obligations to CIT hereunder and under the Loan Documents, in any case whether according to the present terms hereof and thereof, at any earlier or accelerated date or pursuant to any extension of time or to any change therein now or at any time hereafter made or granted (the obligations so guaranteed shall be collectively referred to herein as the "Guaranteed Obligations"). The Guaranteed Obligations includes in all cases, all such obligations that arise after the filing of a bankruptcy petition with respect to the Companies and/or Guarantor and all such obligations that will become payable but for the operation of (i) the automatic stay under
Section 362(a) of the Bankruptcy Code, (ii) Section 502(b) of the Bankruptcy Code, or (iii) Section 506(b) of the Bankruptcy Code, including, but not limited to, interest, fees and expenses accruing with respect to the Obligations after the filing of a bankruptcy petition, whether or not allowed or allowable as a claim in the bankruptcy proceeding. Notwithstanding any other provision of any Loan Document or this Agreement, CIT's right to seek any payment from Guarantor on account of the Guaranteed Obligations shall be limited to, and shall not


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

under any circumstances exceed $2,000,000, and Guarantor shall not be liable for any deficiency in excess of $2,000,000.

      2.2. Binding Effect.

           (a) Subject to the last sentence of Section 2.1, this guaranty is a continuing guarantee of prompt and punctual payment of the Guaranteed Obligations, whether at stated maturity, by acceleration or otherwise, and not merely a guaranty of collection. Guarantor agrees that Guarantor's obligations hereunder are absolute and unconditional, independent of the obligations of the Companies or any other Person, and shall be binding upon Guarantor and Guarantor's successors and assigns, and are irrevocable without regard to the genuineness, validity, legality or enforceability of the Revolving Loans or Obligations or the lack of power or authority of the Companies to enter into any Loan Document or any substitution, release or exchange of any other guaranty of or any security for any of the Guaranteed Obligations or any other circumstances (other than payment or performance) which might otherwise constitute a legal or equitable discharge of a surety or guarantor and shall not be subject to any right of set-off or counterclaim and are in no way conditioned upon any attempt to enforce performance or compliance by the Companies or any other event or contingency.

           (b) Guarantor agrees that, if at any time all or any part of any payment previously applied by CIT, to any Guaranteed Obligation must be returned by CIT for any reason, whether by court order, administrative order, or settlement, Guarantor, subject to the limitations of Section 2.1, remains liable for the full amount returned as if such amount had never been received by CIT, notwithstanding any termination of this Agreement or any Loan Document or the cancellation of this Agreement or any Loan Document or any other agreement evidencing the Guaranteed Obligations.

           (c) Guarantor expressly waives any defenses or benefits available to Guarantor as a result of the exercise by CIT of nonjudicial or judicial remedies against the Companies, Guarantor or any Loan Collateral, and further expressly waives any defenses or benefits arising out of or against any Loan Collateral. Without limiting the generality of the foregoing, CIT shall not be required to make any demand on any other guarantor of the Guaranteed Obligations or otherwise pursue or exhaust its remedies against the Companies, Loan Collateral, any other guarantor of the Guaranteed Obligations or any other Person before enforcing its rights and remedies against Guarantor hereunder, and any one or more successive and/or concurrent actions may be brought against Guarantor in the same action brought against the Companies or any other Person or in separate actions, as often as CIT may deem advisable, in its sole discretion. The obligations of Guarantor hereunder and under the Loan Documents shall not in any way be affected by any action or inaction of CIT, which action or inaction is hereby consented and agreed to by Guarantor, or by the partial or complete unenforceability or invalidity of any other guaranty, pledge, assignment or Lien for any of the Guaranteed Obligations or of the value, genuineness, validity or enforceability of the Loan Collateral or any of the Guaranteed Obligations or Loan Documents.

      2.3. Defenses of the Companies Waived. The Loan Documents remain fully enforceable irrespective of any defenses which any Company or Guarantor may assert under any Loan Document, including, but not limited to, failure of


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consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury (other than prior indefeasible payment in full in cash of the Guaranteed Obligations by the Companies).

      2.4. Liability of Guarantor. Guarantor agrees that CIT shall have the full right and power, in its sole discretion and without any notice to or consent from Guarantor and without affecting or discharging, in whole or in part, the liability of Guarantor under this Agreement or any Loan Document, to deal in any manner with the Guaranteed Obligations, Loan Collateral and any security or guaranties therefor. Without limiting the generality of the foregoing, the occurrence of any one or more of the following shall not affect Guarantor's obligations hereunder or under the Loan Documents: (a) new agreements or obligations of the Companies with or to CIT or increases, amendments, extensions, modification, renewals or waivers of default as to any existing or future agreements or obligations of the Companies or third parties with or to CIT or extensions of credit by CIT to the Companies; (b) adjustments, compromises or releases of any obligations to or of the Companies, Guarantor or other Persons, or exchanges, releases of sales of any security or collateral of the Companies, Guarantor or other Persons; (c) errors, omissions, invalidity or unenforceability of any Loan Document or this Agreement; (d) reorganization, extensions, moratoria or other relief granted to the Companies pursuant to any law presently in force or hereafter enacted; (e) interruptions in the business relations between CIT and the Companies; (f) the release or exchange, in whole or in part, of any other guaranty of the Guaranteed Obligations or any security or collateral therefor or any action or inaction by CIT with respect thereto;
(g) the failure of any Person to sign any similar guaranty; (h) subsequent reorganization, merger or consolidation of the Companies or any other change in its structure, nature, personnel or location; or (i) any impairment, modification, change, release or limitation of the liability of the Companies, any other guarantor of the Guaranteed Obligations or any other Person or their respective estates in bankruptcy resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

      2.5. Event of Default. If an Event of Default shall occur and be continuing, CIT or any assignee thereof shall be entitled to receive hereunder from Guarantor, upon demand therefor, all of the Guaranteed Obligations, subject to the last sentence of Section 2.1.

      2.6. Subordination of Certain Rights. Upon payment by Guarantor of any sums to CIT, all rights of Guarantor against the Companies arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash and performance of all the remaining Guaranteed Obligations. If any amount shall erroneously be paid to Guarantor for any reason, such amount shall be held in trust for the benefit of CIT and shall forthwith be paid to CIT to be credited against the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Guarantor shall have no right of subrogation whatsoever with respect to the Guaranteed Obligations or to any collateral therefor until the Guaranteed Obligations have been irrevocably and indefeasibly paid in full in cash and performed in full and the Financing Agreement and this Agreement have been terminated.


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

      2.7. Savings Clause.

           (a) It is the intent of Guarantor and CIT that, subject to the last sentence of Section 2.1, Guarantor's maximum obligations hereunder shall be up to, but not in excess of, the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against Guarantor under
(i) Section 548 of the Bankruptcy Code (in any case commenced by or against Guarantor within one (1) year from the date on which any of the Guaranteed Obligations are incurred), (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any case or proceeding by virtue of Section 544 of the Bankruptcy Code, or (iii) any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any receivership, readjustment of debt, dissolution, liquidation or similar debtor relief laws), without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any case or proceeding commenced by or against Guarantor in any case or proceeding of any nature. (The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations shall be determined in any such case or proceeding shall be referred to herein as the "Avoidance Provisions").

           (b) To the extent set forth in subsections (i), (ii), and (iii) above, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions, if Guarantor is not deemed to have received valuable consideration or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render Guarantor insolvent, or cause Guarantor to have incurred debts beyond Guarantor's ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by Guarantor, the maximum Guaranteed Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations, as so reduced, to be subject to avoidance under the Avoidance Provisions. This section is intended solely to preserve the rights of CIT, and neither Guarantor nor any other Person shall have any right or claim under this section against CIT that would not otherwise be available to such person under the Avoidance Provisions.

                                   SECTION 3
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      Guarantor hereby represents and warrants to CIT as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the making of the Revolving Loans under the Financing Agreement) as follows:

      3.1. [Intentionally Omitted]

      3.2. Authorization. Guarantor is an individual citizen of the United States residing at the address set forth in the first paragraph of this Agreement and has full legal capacity and requisite power, right and authority to consummate the transactions contemplated under this Agreement and the other Loan Documents to which Guarantor is a party and is not under any legal restriction, limitation or disability that would prevent Guarantor from entering into and performing under this Agreement. The execution, delivery and


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

performance by Guarantor of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Guarantor and pursuant to all necessary consents required therefor. This Agreement has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity). No approval, consent, authorization of, filing registration or qualification with, or other action by, Guarantor or any other Person or governmental authority is or will be necessary to permit the valid execution, delivery and performance of this Agreement by Guarantor.

      3.3. No Conflicts. The execution, delivery and performance by Guarantor of this Agreement do not and will not (1) conflict with or violate any provision of any applicable law, statute, rule, regulation, ordinance, license or tariff or any judgment, decree or order of any court or other governmental authority binding on or applicable to Guarantor or any of Guarantor's properties or assets; (2) conflict with, result in a breach of, constitute a default of or an event of default under, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, require any consent not obtained under, or result in or require the acceleration of any indebtedness pursuant to, any indenture, agreement or other instrument to which Guarantor is a party or by which Guarantor, or any of Guarantor's properties or assets are bound or subject; (3) if applicable, conflict with or violate any provision of the certificate of incorporation or formation, by-laws, limited liability company agreement or similar documents of Guarantor; or (4) result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Guarantor.

      3.4. Non-Subordination. The obligations of Guarantor under this Agreement are not subordinated in any way to any other obligation of Guarantor or to the rights of any other Person, and Guarantor is not a party to or bound by any other agreement, document or instrument that otherwise relates to the Guaranteed Obligations.

      3.5. Litigation and Compliance; Other Agreements.

           (a) Guarantor is not in default or breach of the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which Guarantor is a party or by which Guarantor or any of Guarantor's properties or assets is or are bound or subject, which default or breach, if not remedied within any applicable grace period or cure period, could reasonably be expected to have or result in a material adverse effect. There is no action, suit, proceeding or investigation pending or, to Guarantor's knowledge, threatened before or by any court, arbitrator or governmental authority (1) against or affecting the Loan Collateral, Guarantor, any entity whose securities constitute the Loan Collateral, this Agreement or the transactions contemplated hereby, or (2) that questions or could reasonably be expected to prevent the validity of this Agreement or any Loan Document or the right or ability of Guarantor or the Companies to execute or deliver this Agreement or any Loan Document or to consummate the transactions contemplated hereby or thereby.


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

           (b) Guarantor is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, this Agreement, or (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which Guarantor is a party or to which any of Guarantor's properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to have or be a material adverse effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have or be a material adverse effect.

      3.6. Truthful Disclosure. The representations and warranties made by Guarantor in this Agreement do not and will not contain any untrue statement of material fact or omit to state any fact necessary to make the statements herein and therein not materially misleading, and there is no fact known to Guarantor which Guarantor has not disclosed to CIT in writing which could reasonably be expected to have or result in a material adverse effect.

      3.7. Covenants.

           (a) Guarantor shall not (i) cause or permit to be done, or enter into or make or become a party to any agreement, arrangement or commitment to do or cause to be done, any of the things prohibited by this Agreement or that would breach this Agreement, or (ii) enter into or make or become a party to any agreement, document or instrument or arrangement that conflicts with this Agreement or that would prevent Guarantor from complying herewith and/or performing hereunder.

           (b) Guarantor hereby agrees to take or cause to be taken promptly such further actions, obtain such consents and approvals and duly execute and deliver or cause to be executed and delivered such further agreements, assignments, instructions or documents CIT may request with respect to or in order to fully effectuate the purposes, terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, whether before, at or after the performance and/or consummation of such transactions or the occurrence of a Default or Event of Default. Without limiting the foregoing, upon the exercise by CIT or any of its Affiliates or agents of any right or remedy which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Guarantor shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that CIT or its Affiliate or agents may be required to obtain for such consent, approval, registration, qualification or authorization. Guarantor hereby appoints CIT, its attorney-in-fact (without requiring CIT to act as such), with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions, whether in the name of CIT, or Guarantor, as CIT may consider necessary or desirable with respect to the foregoing (to the extent Guarantor fails to so execute and/or file any of the foregoing within two (2) Business Days of CIT's request or the time when Guarantor is otherwise obligated to do so).


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

           (c) If Guarantor is an individual, Guarantor shall deliver to CIT upon execution of this Agreement or, if Guarantor is not currently married, within thirty (30) days after Guarantor marries, a Spousal Acknowledgment and Stipulation in the form attached as Exhibit A hereto executed by Guarantor's spouse.

           (d) Guarantor shall promptly, and in any event within twenty (20) Business Days thereafter, notify CIT of any change of his residence address.

      3.8. Provisions of Financing Agreement. Guarantor acknowledges and confirms receipt of the Loan Documents and hereby acknowledges all terms and provisions of the Loan Documents, the creation of the Obligations and the granting of security interests by the Companies, including, without limitation, the rights of CIT to assign and participate any part of the Revolving Loans pursuant to the Financing Agreement.

      3.9. No Third Party Beneficiary. No rights are intended to be created under this Agreement for the benefit of any third party donee, creditor or incidental beneficiary of Guarantor.

                                   SECTION 4
                                EVENTS OF DEFAULT

      The occurrence of any one or more of the following shall constitute an "Event of Default:" under this Agreement (a) Guarantor shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, this Agreement or any other Loan Document to which Guarantor is a party and such failure shall not be cured within the applicable period, if any; (b) any representation, statement or warranty made or deemed made by Guarantor in this Agreement shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date; (c) any Event of Default (as defined in the Financing Agreement) shall occur and be continuing past any cure period and shall not have been waived in writing; or (d) if prior to termination of this Agreement pursuant to Section 7.11 hereof, this Agreement shall cease to be in full force and effect.

                                   SECTION 5
                                  MISCELLANEOUS

      5.1. No Waiver of Defaults; Waiver.

           (a) No course of action or dealing, renewal, waiver, release or extension of any provision of any Loan Document or this Agreement, or single or partial exercise of any such provision, or delay, failure or omission on CIT's part in enforcing any such provision shall affect the liability of Guarantor or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by CIT of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document or this Agreement shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.


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

           (b) Notwithstanding any other provision of any Loan Document or this Agreement, by completing the closing of the Financing Agreement and/or making of advances and/or funding the Revolving Loans, CIT does not waive any breach of any representation or warranty under any Loan Document or this Agreement, and all of CIT's claims and rights resulting therefrom are specifically reserved. Except as expressly provided for herein, Guarantor hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description (including, without limitation, notice of acceptance hereof, notice of any Loan made, credit extended, collateral received or delivered) and the pleading of any statute of limitations as a defense to any demand under any Loan Document, it being the intention that Guarantor shall remain liable under this Agreement and the Loan Documents until the full amount of all Guaranteed Obligations shall have been indefeasibly paid in cash and performed and satisfied in full and the Financing Agreement terminated, notwithstanding any act, omission or anything else which might otherwise operate as a legal or equitable discharge of Guarantor. Guarantor hereby waives any and all defenses and counterclaims Guarantor may have or could interpose in any action or procedure brought by CIT to obtain an order of court recognizing the assignment of, or Lien of CIT, in and to, any Loan Collateral.

      5.2. Entire Agreement. This Agreement and the other Loan Documents to which Guarantor is a party constitute the entire agreement between Guarantor and CIT with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by the parties hereto. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

      5.3. Amendment. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by a written agreement signed by CIT and Guarantor. Guarantor acknowledges that Guarantor has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

      5.4. Notices. Any notice or request under this Agreement shall be given to any party hereto at such party's address set forth beneath its signature on the signature page hereto, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 5.4. Any such notice or request shall be given only by, and shall be deemed to have been received upon (each, a "Receipt"): (a) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (b) delivery by a nationally recognized overnight courier, one
(1) Business Day after deposit with such courier, or (c) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

      5.5. Governing Law; Jurisdiction; Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of


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Texas without giving effect to its choice of law provisions. Any judicial proceeding against Guarantor with respect to any of the Guaranteed Obligations or this Agreement may be brought in any federal or state court of competent jurisdiction located in the State of Texas. By execution and delivery of this Agreement, Guarantor (a) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (b) waives personal service of process, (c) agrees that service of process upon Guarantor may be made by certified or registered mail, return receipt requested, pursuant to Section 5.4 hereof, and (d) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens. Nothing shall affect the right of CIT to serve process in any manner permitted by law or shall limit the right of CIT to bring proceedings against Guarantor in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against CIT, involving, directly or indirectly, the Guaranteed Obligations, Loan Collateral or this Agreement shall be brought only in a federal or state court located in the State of Texas. Guarantor acknowledges that Guarantor's participated in the negotiation and drafting of this Agreement and that, accordingly, Guarantor shall not move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

      5.6. Severability; Captions; Counterparts; Facsimile Signature. If any provision of this Agreement is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Agreement which shall be given effect so far as possible. The captions in this Agreement are intended for convenience and reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

      5.7. Successors and Assigns. This Agreement (a) shall inure to the benefit of, and may be enforced by, CIT and all future holders of the Obligations, any of the Guaranteed Obligations or any of the Loan Collateral and each of their respective successors and permitted assigns, and (b) shall be binding upon and enforceable against Guarantor and Guarantor's permitted heirs, administrators, executors, successors and assigns. Guarantor shall not assign, delegate or transfer this Agreement or any of its rights or obligations thereunder without the prior written consent of CIT. Nothing contained in this Agreement or any other Loan Document shall be construed as a delegation to CIT of Guarantor's duty of performance. GUARANTOR ACKNOWLEDGES AND AGREES THAT CIT AT ANY TIME AND FROM TIME TO TIME MAY SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, THE OBLIGATIONS, THE LOAN COLLATERAL AND/OR THE LOAN DOCUMENTS TO ONE OR MORE TRANSFEREES IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED IN THE FINANCING AGREEMENT. The term "CIT" in this Agreement includes successors and assigns, each of which shall have all rights and benefits of CIT thereunder. Each successor and assign shall have all of the rights and benefits with respect to the Guaranteed Obligations, Loan Collateral, this Agreement and/or Loan

Documents held by it as fully as if the original holder thereof. Notwithstanding any other provision of this Agreement or any Loan Document, CIT may disclose to any successor or assign all information, reports, financial statements, certificates and documents obtained under any provision of this Agreement.

      5.8. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING HEREUNDER OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

      5.9. Survival. It is the express intention and agreement of the parties hereto that all covenants, representations, warranties and waivers and indemnities made by Guarantor herein shall survive the execution, delivery and termination of this Agreement until all Obligations are performed in full and indefeasibly paid in full in cash and the Loan Documents are terminated.

      5.10. Expenses. Guarantor shall pay to CIT and its Affiliates all costs and expenses incurred by CIT and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses (a) in any effort to enforce this Agreement against Guarantor, (b) in defending or prosecuting any actions, claims or proceedings by or against Guarantor arising out of or relating to this Agreement, (c) arising in any way out of the taking or refraining from taking by CIT of any action requested by Guarantor, and/or (d) in connection with any modification, restatement, supplement, amendment, waiver or extension of this Agreement and/or any related agreement, document or instrument requested by Guarantor. If CIT or any of its Affiliates uses in-house counsel for any of the foregoing, Guarantor expressly agrees that its obligations hereunder include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by CIT or such Affiliate in its sole discretion for the work performed.

      5.11. Termination. This Agreement shall continue in full force and effect until full performance and indefeasible payment in full in cash of all Guaranteed Obligations and termination of the Loan Documents. Notwithstanding any other provision of this Agreement or any Loan Document, no termination of this Agreement shall affect CIT's rights or any of the Guaranteed Obligations existing as of the effective date of such termination until the Guaranteed Obligations have been fully performed and indefeasibly paid in cash in full; provided, however, CIT hereby agrees to release Guarantor from its obligations under this Agreement on the first day after January 30, 2006, that each of the following is true:

            (a) The Average Daily Availability (as defined in the Financing Agreement) for the Companies shall have been at least $3,500,000 for the three immediately preceding consecutive calendar months; and

            (b) No Default or Event of Default exists under the Financing Agreement.

      5.12. Confidentiality and Publicity.

            (a) Guarantor agrees, and agrees to cause each of his Affiliates,
(i) except to the extent required by applicable laws or regulations (in which case Guarantor shall, and shall cause his Affiliates to, request and use his best efforts to obtain confidential treatment of such information to the extent permitted by applicable law), not to transmit or disclose any provision of this Agreement or any other Loan Document to any Person (except as permitted in the Financing Agreement) without CIT's prior written consent, and (ii) to inform all Persons of the confidential nature of this Agreement and the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. CIT reserve the right to review and approve all materials that Guarantor or any of his Affiliates prepares that contain CIT's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Guarantor shall not, and shall not permit any of his Affiliates to, use CIT's name (or the name of any of its Affiliates) in connection with any of his business operations except as permitted in the Financing Agreement. Nothing contained in any Loan Document is intended to permit or authorize Guarantor or any of his Affiliates to contract on behalf of CIT.

            (b) Each party covenants for itself and its directors and officers that it will use due care to prevent its officers, directors, employees, members, managers, stockholders, controlling persons, affiliates, agents, lenders, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) from (x) disclosing any non-public information of any other party to Persons other than to its officers, directors, employees, members, managers, stockholders, controlling persons, affiliates, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors), or (y) using non-public information in any manner that would constitute a violation of federal or state securities laws; provided, however, that a party may disclose or deliver any non-public information of another party should such first party be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. For purposes of this subparagraph, "due care" means at least the same level of care that such party would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

      5.13. Approvals and Duties. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of CIT with respect to any matter that is subject of any Loan Document may be granted or withheld by CIT in its sole and absolute discretion.

      5.14. amendment and Restatement of Existing Limited Guaranty. The provisions of this Amended and Restated Limited Guaranty are in renewal, extension, amendment, and restatement, but not in novation, of the provisions of the Existing Limited Guaranty.

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amended and Restated Limited Guaranty as of the date first written above.

                                       /s/ Thomas E. Kelly
                                       --------------------------------------
                                       Thomas E. Kelly

                                       4401 Cardina Lane
                                       Midland, Texas  79707
                                       Telephone:  (432) 686-0139
                                       Fax:  (432) 571-8099
                                       Social Security Number
                                       if an individual:  ###-##-####

                                       THE CIT GROUP/BUSINESS CREDIT, INC.

                                       By:  /s/ Alan Schnacke
                                            ---------------------------------
                                            Alan Schnacke, Vice President

                                       Two Lincoln Centre
                                       5420 LBJ Freeway, Suite 200
                                       Dallas, Texas  75240
                                       Fax No.:  (972) 455-1690

Sworn to and subscribed before me this 1 day of November, 2004, by Thomas E. Kelly, who personally appeared before me, is personally known to me or produced his/her driver's license as identification and did take an oath.

                                    Notary:/s/China Hughes
                                           -------------------------------------
                                    Print Name: China Hughes
                                               ---------------------------------
                                    Notary Public, State of Texas
                                                            --------------------
                                    My Commission Expires:  September 26, 2005
                                                          ----------------------

                                    [NOTARIAL SEAL]

Acknowledged and Agreed to as of November 1, 2004:



                                    EDDINS-WALCHER COMPANY


                                    By:    /s/ Scott Heller
                                           -------------------------------------
                                    Name:  Scott Heller
                                           -------------------------------------
                                    Title: President/CEO
                                           -------------------------------------



                                    THREE D OIL CO. OF KILGORE, INC.


                                    By:    /s/ Scott Heller
                                          --------------------------------------
                                    Name:  Scott Heller
                                          --------------------------------------
                                    Title: President/CEO
                                          --------------------------------------

                                    EXHIBIT A
                                    ---------

                     Spousal Acknowledgement and Stipulation

      The undersigned hereby acknowledges and stipulates that (i) he/she is the spouse of Thomas E. Kelly, who is the Guarantor party to that certain Amended and Restated Limited Guaranty dated as of November 1, 2004, by and between such Guarantor listed therein as a party thereto and THE CIT GROUP/BUSINESS CREDIT INC., a New York corporation (herein "CIT"), (ii) all property, jointly owned by Guarantor and the undersigned, whether as tenants in common, tenants in the entirety or joint tenants or as community property, and whether now owned or hereafter acquired (whether subject to the sole management of Guarantor or the undersigned or their joint management), is subject to, and may be used for, the payment and performance of Guarantor's obligations under the above-referenced Amended and Restated Limited Guaranty.

      This Acknowledgement and Stipulation constitutes an instrument executed under seal, entered into as of November 1, 2004.


                                    SPOUSE



                                    /s/ Glenda Kelly
                                    --------------------------------------------
                                    Name: Glenda Kelly
                                         ---------------------------------------


Sworn to and subscribed before me this 1 day of November, 2004 by Glenda Kelly, who personally appeared before me, is personally known to me or produced his or her driver's license as identification and did take an oath.

                                    Notary:/s/ Peggy B. Cain
                                           -------------------------------------
                                    Print Name: Peggy B. Cain
                                               ---------------------------------
                                    Notary Public, State of  Texas
                                                           ---------------------
                                    My Commission Expires:  7-25-08
                                                          ----------------------

                                    [NOTARIAL SEAL]
T